EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

March 30, 2007

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES OPERATING RESULTS FOR

YEAR 2006 AND  FOURTH QUARTER 2006

FOURTH CONSECUTIVE YEAR AND

15TH CONSECUTIVE QUARTER OF PROFITABILITY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the year and fourth quarter ended December 31, 2006.

Net sales for the year ended December 31, 2006, were $75,548,000, compared to $72,254,000 in 2005, an increase of 4.6%. For the year ended December 31, 2006, the Company generated net income of $2,898,000, or $1.14 per diluted share, compared to $3,413,000, or $1.34 per diluted share, for 2005.

Net sales for the fourth quarter of 2006 were $17,063,000, compared to $20,151,000 for the same period in 2005, a decrease of 15.3%. Net income for the fourth quarter of 2006 was $207,000, or $.08 per diluted share, compared to $732,000, or $.28 per diluted share, for the prior year period.

The year and fourth quarter 2006 results reflect a reduction in industry demand for the Company’s products principally because of the significant reduction in residential building activity in Florida subsequent to the second quarter of the year. The operating results for 2005 benefited from a more favorable business climate and strong demand for Company products.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “As a manufacturer and distributor of building products, our Company, similar to many others in the construction industry, experienced a significant reduction in demand in the last half of 2006. In spite of these market conditions, we were able to remain profitable.

Mr. Ponce continued “Demand for the Company’s products in the hurricane damaged Southeastern United States Gulf Coast region is expected to remain strong for the foreseeable future as rebuilding efforts continue.  In addition, demand for certain of the Company’s manufactured products sold in the Florida repair and renovation markets is also expected to remain strong in such markets.  As we enter 2007, with the construction industry in transition we continue to pursue our growth strategy by opening new distribution facilities in the Brooksville and Ocala, Florida, markets which we believe have favorable long-term growth prospects.  We also recently closed two under-performing distribution facilities.  Management’s objective is to continue positioning the Company for long-term growth as the housing industry undergoes its cyclical correction.”

For more information, please refer to the Company’s Form 10-K for the year ended December 31, 2006 which was filed with the Securities and Exchange Commission on March 30, 2007.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama.

Page 2 of News Release dated March 30, 2007

The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, insulation and masonry products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

	Year Ended December 31,		(Unaudited) Three Months Ended December 31,
	2006	2005	2006	2005
Net Sales	$75,548,000	$72,254,000	$17,063,000	$20,151,000

Income before taxes	$4,451,000	$5,229,000	$320,000	$1,007,000
Income tax expense	(1,553,000)	(1,816,000)	(113,000)	(275,000)

Net income	$2,898,000	$3,413,000	$207,000	$732,000

Income per common share - basic	$1.17	$1.40	$0.08	$0.30
Income per common share - diluted	$1.14	$1.34	$0.08	$0.28

Weighted average shares outstanding - basic	2,485,403	2,441,395	2,506,502	2,464,726
Weighted average shares outstanding - diluted	2,538,787	2,555,741	2,540,171	2,572,162